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                                                                     EXHIBIT 5.2

                                                                  CONFORMED COPY






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                         CLIFFORD CHANCE OPINION LETTER
           ISSUED IN CONNECTION WITH THE ISSUE OF EXCHANGE SECURITIES
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                                                                   17 June, 2002

Enodis Plc (the "COMPANY")
Washington House
40-41 Conduit Street
London
W1S 2YQ



Dear Sirs,

ENODIS PLC: PROPOSED EXCHANGE OFFER OF UNRESTRICTED 10 3/8% SENIOR NOTES DUE 2012 FOR RESTRICTED 10 3/8% SENIOR NOTES DUE 2012

We have acted as your English legal advisers in connection with the registration under the Securities Act of 1933, as amended (the "SECURITIES ACT") of a proposed exchange offer of unrestricted L100,000,000 10 3/8% Senior Notes due 2012 (the "EXCHANGE SECURITIES") issued by you for your outstanding L100,000,000 10 3/8% Senior Notes due 2012 (the "NOTES"), as described in the registration statement on Form F-4 filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT") today. The Notes will be issued pursuant to an indenture, dated 26 March 2002 (the "INDENTURE") between you and The Bank of New York, as trustee (the "TRUSTEE").
1.       INTRODUCTION

1.1      INTERPRETATION

         Headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.2      LEGAL REVIEW

         For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 1 (DOCUMENTS AND ENQUIRIES) to this Opinion Letter.

1.3      APPLICABLE LAW

         This Opinion Letter and the opinions given in it are, and are to be, governed by and construed in accordance with, English law and relate only to English law as applied by


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         the English courts as at today's date. We express no opinion in this
         Opinion Letter on the laws of any other jurisdiction.

1.4      ASSUMPTIONS AND RESERVATIONS

         The opinions given in this Opinion Letter are given on the basis of our understanding of the documents we have reviewed as set out in Schedule 1 (DOCUMENTS AND ENQUIRIES) and the assumptions set out in Schedule 2 (ASSUMPTIONS) and are subject to the reservations set out in Schedule 3 (RESERVATIONS) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (OPINIONS) and do not extend to any other matters.

2.       OPINIONS

         We are of the opinion that:

2.1 the Company has been duly incorporated as a company with limited liability, and has been re-registered as a public company, under the laws of England and Wales with all corporate power and authority to enter into the Indenture and to issue the Exchange Securities;

2.2 the Indenture has been duly authorised, and (to the extent, if any, required or governed by English law) executed and delivered by the Company;

2.3 the issue of the Exchange Securities has been duly authorised by the Company; and

2.4 we have reviewed the information in the Registration Statement under the caption "Taxation -- United Kingdom Taxation" and we confirm that the statements of law contained therein constitute our opinion. In rendering this opinion, we expressly incorporate the statements set forth in "Taxation -- United Kingdom Taxation" section of the Registration Statement, including the limitations on the matters covered by that section set forth therein.

3.       LIMITS OF OUR OPINION

         We express no opinion as to whether the entry by the Company into the Indenture, or the performance of its obligations thereunder, or the issue of the Notes or the Exchange Securities or the performance thereof, would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which the Company or any of its subsidiaries is a party.

         We express no opinion as to any agreement, instrument or other document other than as specified in this letter. Save as set out in clause 2.4 above, we express no opinion as to tax or as to any liability to tax, including (without limitation) any tax which may arise or be suffered as a result of or in connection with the Indenture, any other document, the Notes, the Exchange Securities, or the creation or issue of the Notes or the Exchange Securities.

         This letter shall be governed by, and construed in accordance with, English law.


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4.       ADDRESSEES AND PURPOSE

         This Opinion Letter is given solely to the Company in connection with the registration of the Exchange Notes under the Securities Act.

Yours faithfully,

/s/ Clifford Chance


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                                   SCHEDULE 1
                             DOCUMENTS AND ENQUIRIES
1.       DOCUMENTS

         We have reviewed only the following documents for the purposes of this Opinion Letter:

         (a) The indenture dated 26 March 2002 relating to the Notes (the "INDENTURE").

         (b)      A form of the Exchange Securities included in the Indenture.

         (c) The statements set forth under the heading "Taxation - United Kingdom Taxation" in the Registration Statement.

         (d) A copy, certified a true copy by David Hooper, Secretary of the Company, of the certificate of incorporation (including any certificate of name change) and the memorandum and articles of association of the Company.

         (e) A copy, certified a true copy by David Hooper, of the minutes of meetings of the board of directors of the Company held on 1 March 2002 and 15 March 2002, and of a committee of the board of directors of the Company held on 19 March 2002 and 28 March 2002.

2.       SEARCHES AND ENQUIRIES

         We have undertaken only the following searches and enquiries for the purposes of this Opinion Letter.

         (a) Searches were conducted at the Registrar of Companies in respect of the Company on 28 March 2002.

         (b) Enquiries by telephone were made at the Central Index of Winding Up Petitions on 28 March 2002 at or around 11.30 a.m. with respect to the Company.


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                                   SCHEDULE 2
                                   ASSUMPTIONS

The opinions in this Opinion Letter have been made on the following assumptions.

1.       ORIGINAL AND GENUINE DOCUMENTATION

         (a) All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

         (b) Any certificate referred to in Schedule 1 (DOCUMENTS AND ENQUIRIES) is correct in all respects.

2.       CORPORATE AUTHORITY OF THE COMPANY

         (a) There have been no amendments to the form of the memorandum and articles of association of the Company referred to in
                  Schedule 1 (DOCUMENTS AND ENQUIRIES).

         (b) The resolutions of the board of directors of the Company or committee thereof set out in the minutes referred to in
                  Schedule 1 (DOCUMENTS AND ENQUIRIES):

                  (i) were duly passed at properly convened and quorate meetings of duly appointed directors or, as the case may be, duly appointed and quorate committees of directors of the Company;

                  (ii) have not been amended or rescinded and are in full force and effect; and

                  all factual matters referred to in those minutes are true.

         (c) Each director has disclosed any interest which he may have in the transactions contemplated by the Indenture in accordance with the provisions of the Companies Act 1985 and the articles of association of the Company and none of the directors of the Company has any interest in such transactions except to the extent permitted by the articles of association of the Company and the Companies Act 1985.

         (d) The execution and delivery of the Indenture by the Company and the exercise of its rights and performance of the Company's obligations thereunder will sufficiently benefit and is in the interests of the Company.

         (e) The provisions of article 109 of the articles of association of the Company (which limit the Company's directors' authority to borrow) have been, and will be, duly observed.

         (f) That the Exchange Securities are or will be offered to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business and


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                  otherwise in compliance with the provisions of the Financial
                  Services and Markets Act 2000.

         (g) The Notes and Exchange Securities do not carry and will not at any time carry a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital. The Notes and Exchange Securities do not carry and will not at any time carry a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed in the Official List of the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

         (h) That the directors of the Company, in resolving to create and issue the Exchange Securities and to execute the Indenture, have acted BONA FIDE, in good faith and in the interests of the Company and, for the avoidance of doubt, other than for the sole purpose of replacing one loan facility with another in order to avoid the provisions of sections 151 to 158 of the Companies Act 1985.

         (i) That the Company does not hold itself out as accepting deposits on a day to day basis and any deposits which are accepted are accepted only on particular occasions.

         (j) Without prejudice to any of the statements in Searches and Enquiries below, that the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution or administration of the Company, and no receiver, trustee, administrator or similar officer has been appointed in relation to the Company or any of its assets or revenues.

3.       SEARCHES AND ENQUIRIES

         There has been no alteration in the status or condition of the Company as disclosed by the searches and enquiries referred to in Schedule 1 (DOCUMENTS AND ENQUIRIES). Those searches and enquiries are not conclusively capable of disclosing whether an interim or final administration order or winding up order has been made or resolution passed for the winding up of a company or whether notification of a moratorium has been given or a receiver, administrative receiver, administrator or liquidator has been appointed (or petition made for the winding up) of a company. In particular, notice of these matters may not yet have been filed with the Registrar of Companies (or if filed, may not yet be publicly available) and notice of a petition for winding up is not required to be filed with the Registrar. In addition, details of a petition for winding up may not be entered on the Central Index of Winding-Up Petitions immediately (or in the case of a petition presented to a County Court, may not have been notified for entry on the Central Index at all) and any response to an enquiry would only relate to the last six months prior to the enquiry. There is no central index of filings of moratoria available to search.


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                                   SCHEDULE 3
                                  RESERVATIONS

The opinions in this Opinion Letter are subject to the following reservations.

1.       STAMP DUTY AND STAMP DUTY RESERVE TAX

         The above opinion, to the extent it relates to stamp duty and stamp duty reserve tax, assumes that any transfer of, or agreement to transfer, a noteholder's rights in respect of Notes or Exchange Securities held in a clearing system does not amount to the transfer of, or an agreement to transfer either:

         (i)      an interest in such Notes or Exchange Securities; or

         (ii)     rights against the clearing system;

         in each case falling short of full ownership of the relevant Notes or Exchange Securities. Whilst this point is not entirely free from doubt, we are not aware of the United Kingdom Inland Revenue seeking to charge stamp duty or stamp duty reserve tax on the basis that the legal position is as set out in (i) or (ii) above. Moreover certain published correspondence with the Inland Revenue suggests that the Inland Revenue consider that this would not be a basis on which tax could be charged.

5.       OTHER QUALIFICATIONS

         Any provision which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any person may be ineffective.


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